UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2015

eBay Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2065 Hamilton Avenue
San Jose, CA 95125
(Address of principal executive offices)

(408) 376-7400
(Registrant’s telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On November 9, 2015, eBay Inc. (“the Company”), as borrower, entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”); certain lenders named therein; Citibank, N.A. and Deutsche Bank Securities Inc., as Syndication Agents; Bank of America, N.A., and Wells Fargo Bank, N.A., as Documentation Agents; and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers. The Credit Agreement provides for an unsecured $2.0 billion five-year revolving credit facility. The Company may also, subject to the agreement of the applicable lenders, increase the commitments under the revolving credit facility by up to $1.0 billion. Subject to specified conditions, the Company may designate one or more of its subsidiaries as additional borrowers under the Credit Agreement provided that the Company guarantees all borrowings and other obligations of any such subsidiaries under the Credit Agreement. As of November 9, 2015, no subsidiaries were designated as additional borrowers. Funds borrowed under the Credit Agreement may be used for working capital, capital expenditures, acquisitions and other general corporate purposes of the Company and its subsidiaries. The Credit Agreement replaced the Company’s prior $3.0 billion unsecured revolving Credit Agreement, dated as of November 22, 2011 (as amended, the “Prior Credit Agreement”), among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, which was terminated effective November 9, 2015.
As of November 9, 2015, no borrowings were outstanding under the Credit Agreement. However, the Company maintains $1.5 billion of available borrowing capacity under the Credit Agreement in order to repay borrowings under its commercial paper program in the event the Company is unable to repay those borrowings from other sources when they become due. Accordingly, at November 9, 2015, $0.5 billion of borrowing capacity was available for other purposes permitted by the Credit Agreement.
Loans under the Credit Agreement will bear interest at either (i) the London Interbank Offered Rate (“LIBOR”) plus a margin (based on the Company’s public debt ratings) ranging from 0.875 percent to 1.500 percent or (ii) a formula based on the Agent’s prime rate, the federal funds effective rate plus 0.500 percent or LIBOR plus 1.0 percent, plus a margin (based on the Company’s public debt ratings) ranging from zero percent to 0.500 percent. Subject to certain conditions stated in the Credit Agreement, the Company and any subsidiaries designated as additional borrowers may borrow, prepay and reborrow amounts under the revolving credit facility at any time during the term of the Credit Agreement. The Credit Agreement will terminate and all amounts owing thereunder will be due and payable on November 9, 2020, unless (a) the commitments are terminated earlier, either at the request of the Company or, if an event of default occurs, by the lenders (or automatically in the case of certain bankruptcy-related events), or (b) the maturity date is extended upon the request of the Company, subject to the agreement of the lenders. The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, including financial covenants, events of default and indemnification provisions in favor of the banks. The negative covenants include restrictions regarding the incurrence of liens and subsidiary indebtedness, in each case, subject to certain exceptions. The financial covenants require the Company to meet a quarterly financial test with respect to a minimum consolidated interest coverage ratio and a maximum consolidated leverage ratio.
The banks party to the Credit Agreement and/or their affiliates have from time to time provided, and/or may in the future provide, various financial advisory, commercial banking, investment banking and other services to the Company and its affiliates, for which they received or may receive customary compensation and expense reimbursement.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is included with this report as Exhibit 10.01 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into the Credit Agreement and the termination of the Prior Credit Agreement is incorporated herein by reference.

Item 8.01	Other Events.
In connection with entering into the Credit Agreement, the Company reduced the aggregate principal amount at maturity of commercial paper notes which may be outstanding under its commercial paper program at any time from $2.0 billion to $1.5 billion to correspond with the $1.5 billion of available borrowing capacity it maintains under the Credit Agreement for the repayment of commercial paper borrowings in the event it is unable to repay those borrowings from other sources when they become due.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.01	Credit Agreement, dated as of November 9, 2015, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

eBay Inc.
(Registrant)

Date: November 12, 2015	/s/ Kathryn W. Hall
Name: Kathryn W. Hall
Title: Vice President, Legal, Deputy General Counsel
and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.01	Credit Agreement, dated as of November 9, 2015, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto.